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FOR FURTHER INFORMATION

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
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Robert De Vaere           Lars Glassen                           Tricia Ross
Chief Financial Officer   General Information                    Investor/Analyst Information
(858) 860-2500            (310) 854-8313                         (617) 520-7064
                          lglassen@financialrelationsboard.com   tross@financialrelationsboard.com
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FOR IMMEDIATE RELEASE
SEPTEMBER 7, 2005


      IDM ANNOUNCES FINAL RESULTS OF PHASE 1 THERAPEUTIC AIDS VACCINE STUDY
                  AT AIDS VACCINE 2005 INTERNATIONAL CONFERENCE


SAN DIEGO, SEPTEMBER 7, 2005 - IDM PHARMA, INC. (IDM) (NASDAQ: IDMI), formerly Epimmune Inc., today announced the final results of the Phase 1 clinical trial of its EP HIV-1090 DNA vaccine in 40 HIV-1-infected individuals with full suppression of HIV-1 replication on stable anti-retroviral therapy. Results were presented at the AIDS Vaccine 2005 International Conference in Montreal, Canada by Dr. Cara Wilson. IDM, holder of the IND, completed the clinical testing in collaboration with Dr. Cara Wilson, University of Colorado Health Sciences Center (UCHSC), and Dr. Constance Benson, formerly with UCHSC at the inception of the trial and currently at the University of California, San Diego. The trial opened to accrual in October 2002, all subjects completed vaccine immunization and clinical follow-up in October 2004, and immune response testing was completed in August 2005.

Subjects were randomized to receive either vaccine, at doses of 0.5, 1, 2 or 4 mg, or placebo. At each dose level 8 patients received vaccine and 2 received placebo. Vaccine treatment or placebo was administered at 0, 4, 8, and 16 weeks for a total of 4 doses. Signs and symptom-directed physical examinations were obtained at screening, baseline, every 4 weeks until completion of the vaccine schedule, then at weeks 24 and 40. Safety laboratory assessments included hematology, serum CPK, serum creatinine, AST, ALT, alkaline phosphatase, total bilirubin, CD4+ T lymphocyte count, and plasma HIV-1 RNA levels at screening, entry, and at weeks 2, 6, 10, 18, 24 and 40, and an autoimmune profile at entry and week 24. The final vaccine/placebo administration was at week 16 with post-vaccination follow-up continued for an additional 6 months after the last dose; the total study duration for each patient was 10 months. No patients experienced a Grade 3 or 4 toxicity judged to be study vaccine/placebo-related and median CD4+ T lymphocyte counts remained stable. Thus, cytotoxic T lymphocyte (CTL) epitope vaccines based on DNA were determined to be safe in HIV-1-infected individuals based on results of the study.

Vaccine immunogenicity was tested using peripheral blood mononuclear cell (PBMC) samples obtained at pre-entry, entry, baseline, and at weeks 4, 8, 16, 18, 24, and 40 using the ELISPOT, with and without peptide restimulation, to determine if significant responses were induced. The observed responses were often highest during the vaccine administration period (weeks 0 - 16) although responses were detected up to 24 weeks after the final vaccination in some (4) vaccinated individuals. Of the 32 patients in the trial that received vaccine, 10 responded in a manner that met





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criteria for being "vaccine responders" based on a post-vaccine response of greater than or equal to three times the pre-vaccine response to two or more epitopes. Only one responding patient was in the placebo group. Five additional patients responded to a single new epitope. Thus, epitope-specific CTL were induced in a subset of patients. The EP HIV-1090 DNA vaccine induced new CTL responses in 15 of 32 (47%) patients.

Dr. Mark Newman, Vice President of Infectious Diseases at IDM said, "This Phase 1 clinical study proved to be very encouraging because we were able to document DNA vaccine safety and the utility of DNA vaccines for the delivery of multiple CTL epitopes in an immunogenic form in HIV-1-infected individuals. The EP HIV-1090 DNA vaccine is the first product of this type developed by IDM and our pipeline contains several `next generation' products, including recombinant proteins and a viral vector that should be useful for increasing vaccine potency. We firmly believe epitope-based vaccine technology can be applied to numerous therapeutic vaccines designed to treat chronic infectious diseases and cancer."

ABOUT IDM

IDM is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer and infectious disease. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.

IDM currently has 7 products in clinical development. The most advanced product, Junovan(TM), has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.

IDM has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001 respectively.

For more information, visit www.idm-pharma.com.

FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements that reflect management's current views of future events, including statements regarding the potential benefits of the Company's EP HIV-1090 therapeutic vaccine, the support the data from the Company's Phase 1 HIV trial provides for the Company's multi epitope approach to inducing an immune response, the ability of an epitope-based vaccine to prevent or treat HIV infection, the safety and efficacy of epitope-based products in humans, the utility of `next generation' products, including recombinant proteins and a viral vector for increasing vaccine potency, and the applicability of epitope-based vaccine technology to other therapeutic vaccines designed to treat chronic infectious diseases and cancer. Actual results may differ materially from the above forward- looking statements due to a number of important factors, including but not limited to whether in vitro re-stimulation reflects the levels of CTL activity that could be achieved were the CTL exposed to the HIV antigens naturally, whether results in any subsequent clinical study will be consistent with results from the Phase 1 study, whether the Company will be





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able to increase vaccine potency, whether the Company's technologies will be useful in developing other therapeutic vaccines to treat chronic infectious diseases and cancer, whether the Company will have sufficient funding available to support further development of its vaccine candidates, whether the Company or any of its partners is able to develop pharmaceutical products using epitopes or analog epitopes, the regulatory approval process, the possibility that the FDA may comment or raise concerns or questions with respect to any IND or IND amendment the Company files and, therefore, clinical trials may not begin when planned, the possibility that the Company's clinical studies may not provide the FDA with sufficient clinical data to permit proceeding to the next stage of clinical development of a new drug even though the Company believes it is doing the right studies based on the protocol, the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, the uncertainty of the Company's future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company's dependence on intellectual property. These factors are more fully discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, the Proxy Statement filed with the Securities and Exchange Commission (SEC) on June 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.




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